                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
March 1, 2006

                Gregory B. Maffei Assumes Roles of President and
              Chief Executive Officer of Liberty Media Corporation

ENGLEWOOD, CO - Liberty Media Corporation (NYSE: L, LMC.B) announced today the elevation of Gregory B. Maffei to the role of President and Chief Executive Officer. Mr. Maffei had been serving as CEO-Elect since November 2005. Dr. John
C. Malone will remain Liberty's Chairman, but will step down as CEO, a role he assumed upon Robert Bennett's previously announced retirement from that position.

Liberty Media Corporation owns a broad range of electronic retailing, media, communications and entertainment businesses and investments. Its businesses include some of the world's most recognized and respected brands and companies, including QVC, Encore, Starz, IAC/InterActiveCorp, Expedia and News Corporation.


Contacts:

John Orr
720-875-5622